Exhibit 5.2

December 1, 2016

Calfee, Halter & Griswold LLP

The Calfee Building

1405 East Sixth Street

Cleveland, Ohio 44114-1607

Re:	Fairmount Santrol Holding Inc.
Indenture and Debt Securities

Ladies and Gentlemen:

As special New York counsel to and for Fairmount Santrol Holding Inc., a Delaware corporation (the “Company”), we deliver our opinion as to specified matters of New York law relating to debt securities (the “Debt Securities”) that may be issued pursuant to an indenture (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) including the form of Debt Securities contained in the Indenture.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture.

Based upon, and subject to, the various assumptions and qualifications set forth herein, we are of the opinion, as of the date hereof, that:

1. When the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Trustee and the Company; the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture; and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. This opinion is subject to: (x) bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, (y) constitutional and public policy limitations and general principles of equity, and (z) the discretion of the court before which any proceeding for enforcement of obligations may be brought. In addition, we express no opinion as to (i) the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture, or late payment charge, (ii) whether the exercise of a remedy limits or precludes the exercise of another remedy, (iii) the right to intervene in any legal proceeding pursuant to Section 8.02(c) of the Indenture, (iv) the extent that any delay contemplated by Section 8.05 of the Indenture exceeds the applicable statute of limitations, (v) any purported exemption from extra-contractual liability under Article XV of the Indenture, and (vi) any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, gross negligence, willful conduct, or violations of securities laws.

Calfee, Halter, & Griswold, LLP

December 1, 2016

The foregoing opinion is based solely on a review of generally applicable laws of New York and not on the basis of any review of any orders, decrees, judgments or other determinations that may be specifically applicable to the Company.

For the purpose of rendering the foregoing opinion, we have examined only (i) the Indenture, (ii) the form of Debt Securities contained in the Indenture, (iii) your opinions of counsel, dated the date of the Indenture and the date hereof (the “Calfee Opinions”). Other than reviewing these documents, we have not reviewed any other documents or made any independent investigation whatsoever for the purposes of rendering this opinion, and we make no representation as to the scope or sufficiency of our document review for your purposes. With your permission, our opinion is qualified in all respects by the scope of such document examination.

In rendering the foregoing opinion, we have made such examination of laws as we have deemed relevant for the purposes hereof. We have not participated in any aspect of the negotiation, documentation or consummation of the transactions underlying or contemplated by, or entered into concurrently with, the Indenture or the Debt Securities. Accordingly, we have, with your permission, assumed and relied, without independent investigation, upon inter alia, (i) the due formation, existence and good standing of the parties to the Indenture and the Debt Securities, and the truth, accuracy and completeness of the representations contained in the Indenture and the Debt Securities and made by the respective parties thereto, (ii) the due authorization, execution and valid delivery of the Indenture by the respective parties thereto, (iii) the due authorization, execution and issuance of the Debt Securities in accordance with the Indenture, (iv) the legality, validity and binding effect of the Indenture with respect to the Trustee, (v) that any action taken by any Person in connection with the performance or enforcement of the Indenture or the Debt Securities to which it is a party will be lawful, commercially reasonable and taken in good faith, and that such Person will perform its obligations, or seek to enforce its rights, under the Indenture and the Debt Securities only in circumstances and in a manner in which it is equitable and commercially reasonable to do so and otherwise in accordance with applicable law, (vi) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as reproduced copies, and the authenticity of all such latter documents, and (vii) the accuracy of the matters addressed in the Calfee Opinions.

We express no opinion with respect to compliance by the Company or any other party with the disclosure or anti-fraud requirements of the New York “blue sky” laws or the effect of any non-compliance with such requirements on the enforceability of the Indenture or the Debt Securities.

We express no opinion as to the law of any jurisdiction other than the law of the State of New York.

Calfee, Halter, & Griswold, LLP

December 1, 2016

This opinion speaks only as of the date of its issue and may not be relied upon to the extent subsequent legislative actions or judicial decisions cause changes in the law which would affect the validity of this opinion if given at that time. We assume no responsibility to revise or amend this opinion in the event of such actions or decisions. This opinion is being issued and delivered solely for your benefit and may not be relied upon by any other person except the Company. You may rely on this opinion letter in issuing your opinion of counsel to the Company in connection with the issuance of the Indenture and the Securities.

Very truly yours,

/s/ Harter Secrest & Emery LLP